Exhibit 23.01

EX-23.01 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166265, 333-156000, 333-148202, 333-136941, 333-88670, and 333-33667 on Form S-8 of our reports dated March 13, 2015, relating to the consolidated financial statements and financial statement schedule of Biglari Holdings Inc. (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to the contribution of cash and securities to investment partnerships), and the effectiveness of Biglari Holdings Inc.’s internal control over financial reporting, appearing in this Transition Report on Form 10-K of Biglari Holdings Inc. for the period from September 25, 2014 to December 31, 2014.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
March 13, 2015